                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                   FORM 8-A/A
                                (AMENDMENT NO. 1)


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12 (b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                        NEW PLAN EXCEL REALTY TRUST, INC.
             (Exact Name of Registrant as Specified in Its Charter)



                   MARYLAND                                33-0160389
   (State of Incorporation or Organization)     (I.R.S. Employer Identification
                                                             Number)


          1120 AVENUE OF THE AMERICAS
               NEW YORK, NEW YORK                             10036
    (Address of Principal Executive Offices)               (Zip Code)



If this form relates to the                       If this form relates to the
registration of a class of                        registration of a class of
securities pursuant to Section                    securities pursuant to
12(b) of the Exchange Act and                     Section 12(g) of the Exchange
is effective pursuant to                          Act and is effective pursuant
General Instruction A.(c),                        to General Instruction A.(d),
please check the following                        please check the following
box. |_|                                          box. |_|



Securities Act registration statement file number to which this form relates:
                                                                 (If Applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

  Title of Each Class                             Name of Each Exchange on Which
  to be so Registered                             Each Class is to be Registered
  -------------------                             ------------------------------
  Preferred Share Purchase Rights                 New York Stock Exchange, Inc.


Securities to be registered pursuant to Section 12(g) of the Act:


                                      NONE
                                (Title of Class)


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         This amendment to Registration Statement on Form 8-A/A amends the information contained in the Registration Statement on Form 8-A, dated May 19, 1998, of the Company (as defined below).

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Item 1 hereby is amended as follows:

         Reference is made to the Rights Agreement (the "Rights Agreement"), dated as of May 15, 1998, between New Plan Excel Realty Trust, Inc. (formerly known as Excel Realty Trust, Inc.) (the "Company" or the "Registrant") and BankBoston, N.A. (the "Rights Agent"). The Company and the Rights Agent entered into the First Amendment to Rights Agreement, dated as of February 8, 1999 (the "Rights Amendment"). The Rights Amendment modifies the Rights Agreement (i) to provide that the preferred share purchase rights (the "Rights") governed by the Rights Agreement will expire on October 8, 2003 (rather than May 26, 2008), unless earlier redeemed, exchanged or terminated, (ii) to delete the definition of, and all references to, the term "Continuing Directors" throughout the Rights Agreement, (iii) to provide that the purchase price for each one-thousandth (1/1,000th) of a share of Series C Junior Participating Preferred Stock pursuant to the exercise of a Right will be $45.00 (rather than $100.00), subject to certain anti-dilution adjustments, (iv) to revise the type of merger or other acquisition transactions the consummation of which will terminate the Rights, and (v) to make certain other administrative changes.

         The Rights Amendment is attached hereto as an exhibit and incorporated herein by reference. The foregoing description of the Rights Amendment is qualified by reference to such exhibit. The Rights Agreement also is incorporated herein by reference.


ITEM 2.  EXHIBITS.

         4.1 First Amendment to Rights Agreement, dated as of February 8, 1999, between the Company and the Rights Agent.

         4.2 Rights Agreement, dated as of May 15, 1998, between the Company and the Rights Agent, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C, filed as
Exhibit 4 to the Company's registration statement on Form 8-A dated May 19, 1998, and incorporated herein by this reference.


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                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Act Exchange of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized.


                                             NEW PLAN EXCEL REALTY TRUST, INC.



Dated:  May 5, 1999                          By:/s/ ARNOLD LAUBICH
                                                ------------------------------
                                                Arnold Laubich
                                                Chief Executive Officer


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                                  EXHIBIT INDEX

Exhibit
Number                                  Description
------                                  -----------
  4.1      First Amendment to Rights Agreement, dated as of February 8, 1999, between the Company and the Rights Agent.

  4.2 Rights Agreement, dated as of May 15, 1998, between the Company and the Rights Agent, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as
           Exhibit C, filed as Exhibit 4 to the Company's registration statement on Form 8-A dated May 19, 1998, and incorporated herein by this reference.